EXHIBIT 8.1




Horizontal Ventures, Inc.
630 Fifth Avenue, Suite 1501
New York, NY 10111

     Re: Horizontal Ventures, Inc.
     Registration Statement on Form S-4

Gentlemen:

     We have acted as counsel to Horizontal Ventures, Inc., a Colorado corporation ("Horizontal Ventures"), in connection with the proposed merger (the "Merger") of Saba Petroleum Company, a Delaware corporation ("Saba") with and into Horizontal Ventures Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Horizontal Ventures, pursuant to the terms of the Agreement and Plan of Merger dated December 18, 1998 (the "Merger Agreement") by and among Horizontal Ventures, Horizontal Ventures Acquisition Corporation and Saba as described in the Registration Statement on Form S-4 to be filed by the Horizontal Ventures with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, confirmed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by counsel prior to the effective date of the Merger of certain representations and covenants of Horizontal Ventures and Saba.

     Based on and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Federal Income Tax Consequences," except as otherwise indicated, constitutes our opinion regarding the material Federal income tax consequences applicable to holders of Saba Common Stock, including (i) that there can be no assurance that the tax treatment of the Merger by Horizontal Ventures, Saba and the Saba Shareholders will not be challenged by the Internal Revenue Service, or that any such challenge would not be sustained; and (ii) that no ruling has been requested from the Internal Revenue Service. You should also be aware that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus is based upon the application of existing legal authorities to the instant transaction and that such authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any such changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Merger that are set forth above.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Ballard Spahr Andrews & Ingersoll, LLP under the heading "Federal Income Tax Consequences" in the Registration Statement and the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Sincerely,



                                   /s/ Ballard Spahr Andrews & Ingersoll, LLP